COHU, INC.
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064
FAX (858) 848-8185
PHONE (858) 858-8100
www.cohu.com

Cohu Reports Fourth Quarter and Full Year 2006 Operating Results

POWAY, Calif., February 1, 2007 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales from continuing operations were $76.6 million for the fourth quarter ended December 30, 2006 compared to $72.4 million for the fourth quarter ended December 31, 2005 and $74.8 million for the third quarter ended September 30, 2006. Net income for the fourth quarter of 2006 was $5.3 million, or $0.23 per share compared to $12.3 million or $0.53 per share for the fourth quarter of 2005 and $4.2 million or $0.18 per share for the third quarter of 2006. Income from continuing operations for the fourth quarter of 2006 was $5.4 million or $0.23 per share compared to $12.5 million or $0.54 per share for the fourth quarter of 2005 and $4.5 million or $0.19 per share for the third quarter of 2006. Stock compensation expense for the three months ended December 30, 2006 was $0.9 million.

Net sales from continuing operations for the year ended December 30, 2006 were $270.1 million with income from continuing operations of $18.6 million or $0.81 per share compared to net sales from continuing operations of $231.4 million with income from continuing operations of $34.3 million or $1.51 per share for the year ended December 31, 2005. Net income for the year ended December 30, 2006 was $17.7 million or $0.77 per share compared to $34.0 million or $1.50 per share for the year ended December 31, 2005. Stock compensation expense for the year ended December 30, 2006 was $3.6 million.

In May, 2006, Cohu sold its metal detection equipment business, Fisher Research Laboratory (FRL). As a result of the disposition, the operating results of FRL have been presented as discontinued operations and all prior period amounts have been reclassified accordingly.

Sales of semiconductor equipment accounted for 88.0% of total fourth quarter 2006 sales from continuing operations. Sales of television cameras and related equipment were 6.1% of sales and microwave communications equipment contributed 5.9% of sales for the same period.

Orders for the fourth quarter of 2006 were $58.4 million compared to $76.5 million for the third quarter of 2006. Orders for semiconductor equipment decreased from $66.2 million in the third quarter of 2006 to $51.6 million in the fourth quarter of 2006. Backlog was $86.3 million at December 30, 2006 compared to $104.5 million at September 30, 2006. Cohu expects first quarter 2007 sales to be approximately $53 million to $58 million.

James A. Donahue, President and Chief Executive Officer stated, “Cohu’s fourth quarter sales were 18% above our previously issued guidance, due to stronger than expected shipments of test handling equipment.  During a year characterized by uneven business conditions throughout the semiconductor equipment industry and following sales growth of 36% in 2005, we are very pleased that Cohu’s 2006 sales increased by more than 16%.”

Donahue concluded, “As we anticipated, fourth quarter orders declined from the near-record level achieved in Q3 when, in addition to our ongoing IC test handling business, we received a large initial order for a new product, a thermal sub-system for use in an advanced IC burn-in system.  We’ve made excellent progress in completing the development of this system and we plan to begin shipments in the first quarter of 2007. Under current semiconductor industry conditions we expect customers to remain cautious with capacity purchases during the near term.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on April 27, 2007 to shareholders of record on March 13, 2007. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release, including statements concerning Cohu’s expectations of 2007 industry conditions, new product development and product shipments are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues from a limited number of customers; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry, as well as a supplier of closed circuit television and microwave communications equipment.

Cohu will be conducting their conference call on Thursday, February 1, 2007 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three Months Ended (1)		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Net sales	$76,607	$72,417	$270,106	$231,382

Cost and expenses:
Cost of sales	52,308	42,752	177,170	138,513
Research and development	10,512	8,210	39,062	29,117
Selling, general and administrative	9,105	9,193	37,089	32,912
Gain on sale of facilities	—	—	(2,963)	—

	71,925	60,155	250,358	200,542

Income from operations	4,682	12,262	19,748	30,840
Interest income	1,871	1,370	6,678	3,915

Income from continuing operations before income taxes	6,553	13,632	26,426	34,755
Income tax provision (2)	1,202	1,151	7,800	500

Income from continuing operations	5,351	12,481	18,626	34,255

Discontinued operations:
Loss from discontinued operations before income taxes (3)	(111)	(242)	(1,545)	(381)
Income tax benefit	(101)	(51)	(600)	(100)

Loss from discontinued operations	(10)	(191)	(945)	(281)

Net income	$5,341	$12,290	$17,681	$33,974

Income per share:

Basic:
Income from continuing operations	$0.24	$0.56	$0.82	$1.56
Loss from discontinued operations	(0.00)	(0.01)	(0.04)	(0.01)
Net income	$0.24	$0.55	$0.78	$1.55

Diluted:
Income from continuing operations	$0.23	$0.54	$0.81	$1.51
Loss from discontinued operations	(0.00)	0.01	(0.04)	(0.01)

Net income	$0.23	$0.53	$0.77	$1.50

Weighted average shares used in computing income (loss) per share:
Basic	22,661	22,251	22,588	21,902
Diluted	23,059	23,112	22,934	22,585

(1)	The three-month periods ended December 30, 2006 and December 31, 2005 contain 13 weeks and 14 weeks, respectively, while both twelve-month periods are comprised of 52 weeks.

(2)	The income tax provision for the three months ended December 31, 2005 was reduced by, among other items, approximately $1.8 million from a reduction in a deferred tax asset valuation allowance. The income tax provision for the year ended December 31, 2005 was reduced by, among other items, approximately $5.1 million from a reduction in a deferred tax asset valuation allowance and approximately $3.1 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005. The income tax provision for the fourth quarter of 2006 was reduced by federal R&D tax credits of approximately $1.1 million.

(3)	Includes a loss on disposition of approximately $0.1 million and $1.4 million in the three and twelve-month periods ended December 30, 2006, respectively.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	December 30,	December 31,
	2006	2005

Assets:

Current assets:
Cash and investments	$147,916	$138,745
Accounts receivable	50,088	46,324
Inventories	48,020	42,429
Deferred taxes and other	27,194	25,615
Current assets of discontinued operations	675	3,504

Total current assets	273,893	256,617
Property, plant & equipment, net	29,586	30,887
Goodwill	12,898	9,597
Other assets	9,485	8,983
Noncurrent assets of discontinued operations	477	893

Total assets	$326,339	$306,977

Liabilities & Stockholders’ Equity:

Current liabilities:
Deferred profit	$9,841	$13,816
Other current liabilities	38,216	35,972
Current liabilities of discontinued operations	316	534

	48,373	50,322
Deferred taxes and other noncurrent liabilities	6,378	6,530
Stockholders’ equity	271,588	250,125

Total liabilities & stockholders’ equity	$326,339	$306,977

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106